Exhibit 99.1

NGL Energy Partners LP Announces Transaction with ArcLight Capital Partners

TULSA, Okla. — (BUSINESS WIRE)—January 8, 2016—NGL Energy Partners LP (NYSE:NGL) today announced that it has entered into an agreement with an affiliate of ArcLight Capital Partners (“ArcLight”) to sell TransMontaigne GP LLC (“TLPGP”) for $350 million in cash.  TLPGP is the general partner of TransMontaigne Partners L.P. (“TLP”) and holds the 2% general partner (“GP”) interest and incentive distribution rights (“IDRs”) of TLP.  NGL expects to close the transaction by the end of January 2016 and will use the cash proceeds to repay borrowings outstanding on its revolving credit facility.

Mike Krimbill, CEO of NGL Energy Partners stated: “I believe this is a very positive transaction for both NGL and ArcLight.  NGL will remain the long-term exclusive tenant in the TLP Southeast terminal system and we look forward to our ongoing partnership with ArcLight.  ArcLight has been great to work with and NGL will enter into certain commercial transactions with, as well as provide various transition services for, ArcLight.”

“We are excited to acquire a leading refined products platform that is complementary to our recent activity in the refined product storage and logistics segment,” said Dan Revers, Managing Partner and co-founder of ArcLight.  “The acquisition of TransMontaigne GP will mark the fourth major refined product terminals acquisition in the last twelve months and is emblematic of a concerted strategy to acquire and develop infrastructure along the refined products value chain.  We are also pleased to continue the long-term relationship with NGL as a significant customer and look forward to expanding the relationship as we grow the assets.”

The TransMontaigne marketing business is a significant part of NGL’s refined products business (and will remain with NGL) uninterrupted by this transaction.  NGL will retain TransMontaigne Product Services LLC, its customer contracts and its line space on the Colonial and Plantation pipelines.

With respect to the impact on NGL’s EBITDA, the transaction results in an increase of an estimated $20 million annually from cost reductions and revenue enhancements.  NGL will no longer receive $7.6 million of distributions associated with the IDRs and GP interest it owns in TLP, resulting in a net increase of about $12 million going forward.

NGL will retain approximately 3.2 million common units it owns in TLP and has granted an option to ArcLight to purchase 800,000 of those common units at a future date.

Mike Krimbill added: “Within a 75-day period, NGL will have reduced capital requirements by approximately $200 million through the previously announced Grand Mesa / Saddlehorn transaction, and raised $350 million in cash in this transaction, while generating additional EBITDA and DCF.  These recent actions provide many benefits to NGL and position it to successfully execute its growth plans in what continues to be a challenging market environment for MLPs.”

•                  The net sale proceeds fund NGL’s growth capital expenditures for the next 18 months, and therefore, NGL does not expect to access the debt and equity capital markets to provide such growth capital.

•                  The net proceeds from this transaction will significantly reduce leverage and increase liquidity.

•                  NGL can reduce leverage further through the sale of its approximately 3.2 million TLP common units.

•                  NGL has no significant debt maturities until the fourth calendar quarter of 2018.

•                  Beginning in the 4th calendar quarter of 2016, NGL anticipates significant additional EBITDA from its Grand Mesa pipeline project, which will further strengthen NGL’s credit profile and enhance unitholder value.

In conclusion, this transaction positions NGL to complete its growth projects at an attractive cost of capital, reduce leverage, bridge to the Grand Mesa pipeline in-service date and continue paying its $2.56 annual common unit distribution.

Advisors

UBS Investment Bank is serving as NGL’s financial advisor and Winston & Strawn LLP is serving as NGL’s legal counsel.

BofA Merrill Lynch is serving as the exclusive financial advisor to ArcLight and Andrews Kurth, LP is serving as the exclusive legal advisor to ArcLight.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: crude oil logistics, water solutions, liquids, retail propane and refined products and renewables.  For further information visit NGL’s website at www.nglenergypartners.com.

About ArcLight Capital Partners

ArcLight is one of the leading private equity firms focused on North American and Western European energy assets.  Since its establishment in 2001, ArcLight has invested over $13.9 billion across multiple energy cycles in more than 90 investments.  Headquartered in Boston, MA with an additional office in Luxembourg, the firm’s investment team brings extensive energy expertise, industry relationships and specialized value creation capabilities to its portfolio.  More information about ArcLight, as well as a complete list of ArcLight’s portfolio companies, can be found at http://arclightcapital.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes its expectations as reflected in the forward-looking statements are reasonable, NGL can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Contact

Atanas H. Atanasov, 918-481-1119

Executive Vice President, Chief Financial Officer and Treasurer

atanas.atanasov@nglep.com